NOTICE OF ANNUAL GENERAL MEETING

Notice is hereby given that the annual general meeting of Harmony Gold Mining Company Limited (“Company”) will be held on Friday, 22 November 2019 at 11:00 (SA time) at the Hilton Hotel (see Directions to annual general meeting on page 50), to conduct the business set out below and to consider, and adopt, if deemed fit, with or without modification, the ordinary and special resolutions set out in this notice.
In terms of section 59(1)(a) and (b) of the Companies Act 71 of 2008, as amended (“Act”), the board of directors of the Company (“Board”) has set the record date for the purpose of determining which shareholders of the Company are entitled to:
•receive the notice of the annual general meeting (being the date on which a shareholder must be registered in the Company’s securities register to receive the notice of the annual general meeting) as 18 October 2019; and
•participate in and vote at the annual general meeting (being the date on which a shareholder must be registered in the Company’s securities register to participate in and vote at the annual general meeting) as 15 November 2019.

PRESENTATION OF ANNUAL FINANCIAL STATEMENTS
The audited consolidated and Company annual financial statements, incorporating the reports of the auditors, the audit and risk committee, and the directors for the year ended 30 June 2019 will be presented to the shareholders of the Company as required in terms of section 30(3)(d) of the Act, read with section 61(8)(a) of the Act.
Summarised consolidated financial statements are included in this document on pages 11 to 39.
The complete audited consolidated and Company annual financial statements are available on Harmony’s website at www.har.co.za.

PRESENTATION OF GROUP SOCIAL AND ETHICS COMMITTEE REPORT
In accordance with regulation 43(5)(c) of the Act, the social and ethics committee’s report in the Integrated Annual Report 2019 (available at www.har.co.za) will be presented to shareholders at the annual general meeting.

RESOLUTIONS FOR CONSIDERATION AND ADOPTION

1.	Ordinary Resolution Number 1:
Election of director
“RESOLVED THAT Given Sibiya be and is hereby elected as a director of the Company with immediate effect.” (See Given Sibiya’s resumé below).
Given was appointed to the board on 13 May 2019. She is a Chartered Accountant and until 31 August 2014 was Head: Internal Audit at SekelaXabiso (Pty) Ltd. She has over 23 years’ experience in internal and external auditing, risk management, management consulting, corporate governance and forensic auditing. Prior to joining SekelaXabiso, she spent nine years at SizweNtsaluba VSP where she was Director: Forensics and where in 2005 she was transferred to the firm’s Corporate Governance Services Division. She also worked for Anglo American Corporation as an internal auditor in the Group Audit Services Department from April 1994 to May 1996. Prior to that, she served articles at KPMG Aiken & Peat from 1991 to early 1994. She has served as a member of the Audit & Risk Committee for the Media Development and Diversity Agency (MDDA), and as a non-executive director of Basil Read Holdings Ltd, South African Express Airways SOC Ltd and as a trustee of Brand South Africa. She currently serves as a non-executive board member of Ithala SOC Ltd, and is an audit committee member of The Presidency and of the Department of Home Affairs, among others.
The percentage of voting rights required for ordinary resolution number 1 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 1.

2.	Ordinary Resolution Number 2:
Election of director
“RESOLVED THAT Grathel Motau be and is hereby elected as a director of the Company with immediate effect.” (See Grathel Motau’s resumé below).
Grathel has extensive experience acquired over more than 21 years in both the public and private sectors, that includes financial management, financial reporting, auditing, credit risk and analysis, financial analysis, due diligence, corporate governance, deal structuring, supply chain management and public speaking.
She was an audit partner at KPMG where she led audits of Eskom Group and Merafe Resources, among others. At the National Treasury, she advised on the management of the State-Owned Companies including Telkom, Eskom and PetroSA. At the Industrial Development Corporation, she was instrumental in funding small medium enterprises. She also led the Amabubesi Investment Fund, which invested in companies that yielded above average returns. As Chief Financial Officer of Blue IQ, she led the team that developed and implemented operating and financial policies as well as addressing significant audit findings. In 2018, Grathel was asked to become Interim Chief Financial Officer of PetroSA in order to assist in the stabilisation of the financial environment and delivery of improved audit outcomes.

Since 2005, Grathel has served on various boards and committees including the Independent Regulatory Board of Auditors, Pinnacle Technologies Limited, The Road Accident Fund, York Timbers Limited and the Audit Committee of Limpopo Provincial Government. She currently serves on the following boards and committees as a non-executive:

•	Metair Investments Limited

•	Afrocentric Investment Corporation Limited

•	Merafe Resources Limited

•	FirstRand Bank Limited’s Domestic Credit Committee

•	The Auditor-General of South Africa’s Audit and Risk Committee
Grathel is a fellow of the Africa Leadership Initiative (ALI), Aspen Global Leadership Network, a member of both the African Women Chartered Accountants and the International Women’s Forum. She serves as a mentor to the youth, is a co-founder of the Mentorship Circle and serves on the board of the ALI.
The percentage of voting rights required for ordinary resolution number 2 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 2.

3.	Ordinary Resolution Number 3:
Re-election of director
“RESOLVED THAT André Wilkens, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See André Wilkens’ resumé below).
André Wilkens was appointed to the board on 7 August 2007. He became chief executive officer of ARMgold in 1998. He was then appointed chief operating officer of Harmony, following the merger of ARMgold with Harmony in 2003. André subsequently served as chief executive of ARM Platinum, a division of ARM. André was appointed chief executive officer of ARM in 2004 and appointed to its board that same year. In 2012, he became the executive director: growth and strategic development based in the office of the executive chairman. The balance of André’s 48 years mining experience was gained with Anglo American Corporation of South Africa, where he had begun his career in 1969, culminating in his appointment as mine manager at Vaal Reefs in 1991. André is also a director of African Rainbow Energy and Power. He has been a non-executive director of Harmony since 2007.

The percentage of voting rights required for ordinary resolution number 3 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 3.

4.	Ordinary Resolution Number 4:
Re-election of director
“RESOLVED THAT Vishnu Pillay, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Vishnu Pillay’s resumé below).
Vishnu was appointed to the board on 8 May 2013. He was previously executive head: joint ventures and exit operations of Anglo American Platinum Limited, a position he retired from on 31 December 2018. Before joining Anglo American Platinum in 2011, he was executive vice- president and head of South African operations for Gold Fields Limited and, prior to that, vice-president and head of operations at Driefontein Gold Mine. His 35-year mining career was shared between Gold Fields Limited and Anglo American Platinum. It was briefly interspersed with a two-year period in 2004 with the Council for Scientific and Industrial Research in South Africa, where he was director of mining technology and group executive for institutional planning and operations.
Vishnu Pillay joined the Board of Foskor (Pty) Ltd in March 2019 as an independent non-executive director where he chairs the safety, health, environment and sustainability sub-committee and is a member of the audit and risk sub-committee and the social and ethics sub-committee.
The percentage of voting rights required for ordinary resolution number 4 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 4.

5.	Ordinary Resolution Number 5:
Re-election of director
“RESOLVED THAT Karabo Nondumo, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Karabo Nondumo,’s resumé below).

Karabo was appointed to the board on 3 May 2013. She is an executive director of the KM Group of companies, providers of integrated information and communications technology solutions to enterprises, as well as of products and services to the mining, engineering and manufacturing industries. She has held various roles at Vodacom Group Limited including that of executive head of Vodacom Business as well as of Vodacom’s mergers and acquisitions. She was inaugural chief executive officer of AWCA Investment Holdings Limited and former head of global market operations at Rand Refinery Proprietary Limited. She was an associate and executive assistant to the former executive chairman at Shanduka Group. She was seconded to Shanduka Coal, where she was a shareholder representative, and also served on various boards representing Shanduka’s interests. She is a qualified chartered accountant, a member of the South African Institute of Chartered Accountants and of African Women Chartered Accountants. She is an independent non-executive director of Sanlam Limited, Richards Bay Coal Terminal and MTN South Sudan. She is on the advisory board of Senatla Capital.
The percentage of voting rights required for ordinary resolution number 5 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 5.

6.	Ordinary Resolution Number 6:
Re-election of director
“RESOLVED THAT Dr Simo Lushaba, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Dr Simo Lushaba’s resumé below).
Simo joined the board on 18 October 2002. He was previously a general manager at Spoornet (Rail and Terminal Services division), was vice president of Lonmin Plc and chief executive of Rand Water. He is the chairman of South Africa Day NPC and a non-executive director on the board of Cashbuild Limited. He facilitates programmes on corporate governance for the Institute of Directors (South Africa), of which he is a member. He was also appointed as an administrator of the South African Post Office to stabilise that organisation and develop a strategic turnaround plan following the resignation of its board. He later became chairman of the board of directors of the South African Post Office, a position he held until December 2016. Previously, he was chairman of the boards of Spescom Limited and Pikitup (Johannesburg), and a director of the Trans-Caledon Tunnel Authority, the Water Research Commission and Rand Water.

The percentage of voting rights required for ordinary resolution number 6 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 6.

7.	Ordinary Resolution Number 7:
Re-election of director
“RESOLVED THAT Ken Dicks, who retires by rotation at this annual general meeting in accordance with the Company’s memorandum of incorporation, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Ken Dicks’ resumé below).
Ken was appointed to the board on 13 February 2008. He has a mining engineering background with 39 years’ experience in the formal mining industry. He worked for the gold and uranium division of Anglo American plc and its precursor for 37 years in various senior positions.
The percentage of voting rights required for ordinary resolution number 7 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 7.

8.	Ordinary Resolution Number 8:
Re-election of audit and risk committee member
“RESOLVED THAT Fikile De Buck, who is a non-executive director of the company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next annual general meeting.” (See Fikile De Buck’s resumé below).
Fikile was appointed to the board on 30 March 2006. A chartered certified accountant, she was the second person to obtain this qualification in Botswana. She was awarded the Stuart Crystal Prize for Best Accounting Student at Birmingham Polytechnic (UK), now Birmingham University, the first black overseas student to be awarded this prize.
Fikile is a fellow of the Association of Chartered Certified Accountants United Kingdom. From 2000 to 2008, she worked in various capacities, including as chief financial officer and chief operations officer, at the Council for Medical Schemes in South Africa. Prior to that, she worked in various capacities at the Botswana Development Corporation and was its first treasurer. She also served on various boards representing the corporation’s interests, and was the founding chairman of the Credit Guarantee Insurance Corporation of Africa Limited.
She has 24 years’ experience in financial reporting at executive level. Fikile is a director of D&D Company Proprietary Limited, and a non- executive director of Atlatsa Resources Corporation where she is also chairman of the audit committee and a member of various other committees. She is a non-executive director and chairman of the audit committee and a member of the social and ethics committee of Mercedes Benz South Africa Ltd. She was also appointed a non-executive director of AECI Limited on 1 June 2019. Fikile is the South Africa Chapter President of the Global Forum of Women Entrepreneurs. She was included in the coffee table book, “South Africa’s Most Inspirational Women” (2011). Fikile mentors a number of young people, mostly women. She is also a member of Women in Mining South Africa.

The percentage of voting rights required for ordinary resolution number 8 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 8.

9.	Ordinary Resolution Number 9:
Re-election of audit and risk committee member
“RESOLVED THAT, subject to ordinary resolution number 5 being passed, Karabo Nondumo, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Karabo Nondumo’s resumé under ordinary resolution number 5).
The percentage of voting rights required for ordinary resolution number 9 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 9.

10.	Ordinary Resolution Number 10:
Re-election of audit and risk committee member
“RESOLVED THAT, subject to ordinary resolution number 6 being passed, Dr Simo Lushaba, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Dr Simo Lushaba’s resumé under ordinary resolution number 6).
The percentage of voting rights required for ordinary resolution number 10 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 10.

11.	Ordinary Resolution Number 11:
Re-election of audit and risk committee member
“RESOLVED THAT John Wetton, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See John Wetton’s resumé below).
John was appointed to the board on 1 July 2011. He spent his professional career with Ernst & Young mainly in corporate audit. John also had a business development role across Africa and was part of the team that led the strategic integration of Ernst & Young’s practices throughout sub-Saharan Africa. For a number of years, he led Ernst & Young’s mining group and acted as senior partner for many of the firm’s major mining and construction clients. He was a member of Ernst & Young’s executive management committee and was, until retirement, a member of the Ernst & Young Africa governance board.
The percentage of voting rights required for ordinary resolution number 11 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 11.

12.	Ordinary Resolution Number 12:
Election of audit and risk committee member
“RESOLVED THAT, subject to ordinary resolution number 1 being passed, Given Sibiya, who is a non-executive director of the Company, be and is hereby elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next annual general meeting.” (See Given Sibiya’s resumé under ordinary resolution number 1).
The percentage of voting rights required for ordinary resolution number 12 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 12.

13.	Ordinary Resolution Number 13:
Re-appointment of external auditors
“RESOLVED THAT PricewaterhouseCoopers Incorporated be and is hereby reappointed as the external auditor of the Company to hold office from this annual general meeting until conclusion of the next annual general meeting.”
The percentage of voting rights required for ordinary resolution number 13 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on ordinary resolution number 13.

14.	Ordinary Resolution Number 14:
Approval of remuneration policy
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the remuneration policy of the Company, as set out in the integrated annual report (available at www.har.co.za), be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 14 are against such resolution, the Board will commit to implementing the measures set out in the remuneration policy read with King IV.

15.	Ordinary Resolution Number 15:
Approval of the implementation report
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the implementation report of the Company, as set out in the integrated annual report (available at www.har.co.za) be and is hereby approved.”
As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 15 are against such resolution, the Board will commit to implementing the measures set out in the implementation report read with King IV.

16.	Ordinary Resolution Number 16:
General authority to issue shares for cash
“RESOLVED THAT the Board be and is hereby authorised as a general authority to issue the authorised but unissued shares in the capital of the Company (including the grant or issue of options or convertible securities that are convertible into an existing class of equity securities) for cash on such terms and conditions as the Board may, from time to time, in its sole discretion deem fit, subject to the Act and the JSE Listings Requirements, provided that:

(a)
the equity securities which are the subject of the issue for cash must be of a class already in issue, or where this is not the case, must be limited to such securities or rights that are convertible into a class already in issue;

(b)	the equity securities must be issued to public shareholders, as defined in the JSE Listings Requirements, and not to related parties;

(c)
securities which are the subject of general issues for cash in the aggregate may not exceed 5% (five percent) of the Company’s shares in issue as at the date of this notice of the annual general meeting, excluding treasury shares – the number of shares available for the issue of shares for cash will therefore be limited to 27 070 257 shares;

(d)
this authority shall be valid until the Company’s next annual general meeting or for 15 (fifteen) months from the date on which this resolution is passed, whichever period is shorter, subject to the requirements of the JSE and any other restrictions set out in this authority;

(e)
the calculation of the Company’s listed equity securities must be a factual assessment of the Company’s listed equity securities as at the date of this notice of annual general meeting, excluding treasury shares;

(f)	any equity securities issued for cash during the period contemplated in (d) shall be deducted from the number set out in (c);

(g)
in the event of sub-division or consolidation of issued equity securities during the period contemplated in (d), the existing authority will be adjusted accordingly to represent the same allocation ratio;

(h)
the maximum discount at which equity securities may be issued is 10% (ten percent) of the weighted average traded price of such equity securities measured over the 30 (thirty) business days prior to the date that the price of the issue is agreed between the Company and the party subscribing for the securities – the JSE will be consulted for a ruling if the Company’s securities have not traded in such 30 (thirty) business day period; and

(i)
equity securities (of any class) which are the subject of the issue for cash in terms of this general authority, will be aggregated with any securities that are compulsorily convertible into securities of that class and, in the case of the issue of compulsory convertible securities, aggregated with the securities of that class into which they are convertible.”

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 16 requires the approval of at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the annual general meeting or represented by proxy at this annual general meeting, and entitled to exercise voting rights on ordinary resolution number 16.

17.	Special Resolution Number 1:
Approval of Financial Assistance in terms of section 45 of the Act
“RESOLVED THAT in terms of section 45(3)(a)(ii) of the Act, the provision by the Company, at any time during the period of 2 (two) years from the date of passing this special resolution, of any direct or indirect financial assistance, as contemplated in section 45 of the Act, to any one or more related or inter-related company or corporation of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related to any such company, corporation or member be and is hereby approved, provided that:

(a)
the identity of the recipient of such financial assistance, the form, nature and extent of such financial assistance and the terms and conditions under which such financial assistance is to be provided, are determined by the Board from time to time;

(b)
the Board may not authorise the Company to provide any financial assistance pursuant to this special resolution unless the Board fulfils all the requirements of section 45 of the Act, which it is required to fulfil in order to authorise the Company to provide such financial assistance; and

(c)
such financial assistance to a recipient is, in the opinion of the Board, required for the purpose of (i) meeting all or any of such recipient’s operating expenses (including capital expenditure), and/or (ii) funding the growth, expansion, reorganisation or restructuring of the businesses or operations of such recipient, and/or (iii) funding such recipient for any other purpose which, in the opinion of the Board, is directly or indirectly in the interests of the Company.”

The percentage of voting rights required for special resolution number 1 to be adopted: at least 75% (seventy five percent) of the voting rights exercised in favour of the resolution by shareholders present at the annual general meeting or represented by proxy and entitled to exercise voting rights on special resolution number 1.

Notice is hereby given to shareholders of the Company in terms of section 45(5) of the Act of a resolution adopted by the Board, authorising the Company to provide such direct or indirect financial assistance as specified in special resolution number 1 on the basis that:

(a)
by the time that the notice of the annual general meeting is delivered to shareholders of the Company, the Board will have adopted a resolution (“Section 45 Board Resolution”) authorising the Company to provide, subject to the shareholders approving special resolution 1, at any time and from time to time during the period of 2 (two) years commencing on the date on which special resolution number 1 is adopted, any direct or indirect financial assistance as contemplated in section 45 of the Companies Act to any one or more related or inter- related companies or corporations of the Company and/or to any one or more juristic persons who are members of, or are related to, any such related or inter-related company or corporation and/or to any one or more juristic persons related or inter-related to any such company, corporation or member;

(b)
the Section 45 Board Resolution will be effective only if and to the extent that special resolution number 1 is adopted by the shareholders of the Company, and the provision of any such direct or indirect financial assistance by the Company, pursuant to such resolution, will always be subject to the Board being satisfied that (i) immediately after providing such financial assistance, the Company will satisfy the solvency and liquidity test as referred to in section 45(3)(b)(i) of the Act, and that (ii) the terms under which such financial assistance is to be given are fair and reasonable to the Company as referred to in section 45(3)(b)(ii); and

(c)
in as much as the Section 45 Board Resolution contemplates that such financial assistance will in the aggregate exceed 1/10 (one tenth) of 1% (one percent) of the Company’s net worth at the date of adoption of such resolution, the Company hereby provides notice of the Section 45 Board Resolution to shareholders of the Company. Such notice will also be provided to any trade union representing any employees of the Company.

18.	Special Resolution Number 2:
Pre-approval of non-executive directors’ remuneration
“RESOLVED, as a special resolution in terms of section 66(8), read with section 66(9) of the Act, that the Company be and is hereby authorised to pay the following annual remuneration to its non-executive directors for their services as non-executive directors for a period of 2 (two) years from the date of this annual general meeting or until the non-executive directors’ remuneration is amended by way of special resolution of the shareholders of the Company, whichever comes first:
Directors’ remuneration (R’000)

	Board					Committee
	Annual retainer				Atten-dance fee*	Audit and risk		Social and ethics		Remuneration		Nomination/Investment		Technical
	Chairman	Deputy chair	LID**	Member	Member	Chairman	Member	Chairman	Member	Chairman	Member	Chairman	Member	Chairman	Member
Current	1,107.2	493.5	374.2	251.8	19.8	276.7	139.4	220.5	112.4	220.5	112.4	220.5	112.4	220.5	112.4
Proposed	1,195.8	518.2	392.9	274.5	21.6	301.6	151.9	231.5	120.3	231.5	120.3	231.5	120.3	231.5	120.3
* Only payable per board meeting attended
**Lead independent director
Ad hoc fees: R18 300 ad hoc meeting/attendance to company business per day.
The directors’ remuneration set out above excludes value added tax which the Company is authorised to pay, in addition to the above directors’ remuneration, to those non-executive directors who are obliged to charge value added tax on their directors’ remuneration.
The percentage of voting rights required for special resolution number 2 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the annual general meeting or represented by proxy and entitled to exercise voting rights on special resolution number 2.

ELECTRONIC PARTICIPATION
Should any shareholder of the Company wish to participate in the annual general meeting by way of electronic participation (which includes a teleconference call), that shareholder is obliged to apply in writing (including details on how the shareholder or its representative can be contacted) to the transfer secretaries at the address set out below at least 5 (five) business days prior to the annual general meeting. Shareholders who wish to participate in the annual general meeting by dialing in must note that they will not be able to vote electronically. Should such shareholders of the Company wish to have their votes counted at the annual general meeting, they are welcome to cast their votes via representation at the annual general meeting either by proxy or by letter of representation, as provided for in this notice of the annual general meeting. The costs of accessing any means of electronic participation provided by the Company will be borne by the shareholder of the Company. The Company cannot be held liable for any loss, damage, penalty or claim arising in any way from using the telecommunication facility whether or not as a result of any act or omission on the part of the Company or anyone else.

IDENTIFICATION, PROXIES AND VOTING
Shareholders are reminded that:

•
a shareholder eligible to attend and vote at the annual general meeting is entitled to appoint a proxy (or proxies) to attend, participate in and vote at the annual general meeting in place of the shareholder – shareholders are referred to the proxy form attached to this notice in this regard;

•	a proxy need not also be a shareholder of the Company;

•
in terms of section 63(1) of the Act, any person attending or participating in a meeting of shareholders must present reasonably satisfactory identification and the person presiding at the general meeting must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or as proxy for a shareholder) has been reasonably verified – acceptable forms of verification include a green bar-coded or smart card identification document issued by the South African Department of Home Affairs, a South African driver’s licence or a valid passport; and

•	this notice of meeting includes the attached form of proxy.

All beneficial owners whose shares have been dematerialised through a central securities depository participant or broker, other than with “own name” registration, must provide the central securities depository participant or broker with their voting instructions in terms of their custody agreement should they wish to vote at the annual general meeting. Alternatively, they may request the central securities depository participant or broker to provide them with a letter of representation, in terms of their custody agreements, should they wish to attend the annual general meeting.
Unless you advise your central securities depository participant or broker, in terms of your agreement, by the cut-off time stipulated therein, that you wish to attend the annual general meeting or send a proxy to represent you, your central securities depository participant or broker may assume that you do not wish to attend the annual general meeting or send a proxy.

Forms of proxy attached hereto must be dated and signed by the shareholder of the Company appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited by no later than 12:30 (SA time) on Wednesday, 20 November 2019.
In compliance with section 58(8)(b)(i) of the Act, a summary of the rights of a shareholder to be represented by proxy is set out immediately below:

•
An ordinary shareholder entitled to attend and vote at the annual general meeting may appoint any individual (or individuals) as a proxy or proxies to attend, participate in and vote at the annual general meeting in the place of such shareholder. A proxy need not be a shareholder of the Company.

•
A proxy appointment must be in writing, dated and signed by the shareholder of the Company appointing a proxy and, subject to the rights of a shareholder to revoke such appointment (as set out below), remains valid only until the end of the annual general meeting.

•	A proxy may delegate its authority to act on behalf of a shareholder of the Company to another person, subject to any restrictions set out in the instrument appointing the proxy.

•
Irrespective of the form of instrument used to appoint a proxy, the appointment of a proxy is suspended at any time and to the extent that the shareholder of the Company who appointed such proxy chooses to act directly and in person in exercising any rights as a shareholder of the Company.

•
Unless the proxy appointment expressly provides otherwise, the appointment of a proxy is revocable by the shareholder of the Company in question cancelling it in writing, or making a later inconsistent appointment of a proxy, and delivering a copy of the revocation instrument to the proxy and to the Company. The revocation of a proxy appointment constitutes a complete and final cancellation of the proxy’s authority to act on behalf of the shareholder of the Company as of the later of (a) the date stated in the revocation instrument, if any; and (b) the date on which the revocation instrument is delivered to the Company as required in the first sentence of this paragraph.

•
If the instrument appointing the proxy or proxies has been delivered to the Company, as long as that appointment remains in effect, any notice required by the Act or the Company’s memorandum of incorporation to be delivered by the Company to the shareholder of the Company, must be delivered by the Company to (a) the shareholder of the Company, or (b) the proxy or proxies, if the shareholder of the Company has (i) directed the Company to do so in writing; and (ii) paid any reasonable fee charged by the Company for doing so.

Attention is also drawn to the notes to the form of proxy.
Completing a form of proxy does not preclude any shareholder of the Company from attending the annual general meeting.
By order of the Board

Harmony Gold Mining Company Limited
R Bisschoff
Executive: Company secretary and legal Randfontein
24 October 2019

ANNUAL GENERAL MEETING EXPLANATORY NOTES

Presentation of annual financial statements
At the annual general meeting, the directors must present the annual financial statements for the year ended 30 June 2019 to shareholders as required in terms of section 30(3)(d) of the Act, together with the reports of the directors, audit and risk committee and the auditors. These are included in the Integrated Annual Report 2019.

Presentation of group social and ethics committee report
At the annual general meeting, the social and ethics committee must report, through one of its members, on matters within its mandate as required in terms of Regulation 43(5)(c) of the Act.

Ordinary Resolution Number 1:
Election of a director
In accordance with the JSE Listings Requirements, the Company’s memorandum of incorporation, section 68(1) read with section 70(3)(b)(i) of the Act, Given Sibiya’s appointment by the Board as a director of the Company must be confirmed at this annual general meeting of the Company by a new election. (See Given Sibiya’s resumé under ordinary resolution number 1).

Ordinary Resolution Number 2:
Election of a director
In accordance with the JSE Listings Requirements, the Company’s memorandum of incorporation, section 68(1) read with section 70(3)(b)(i) of the Act, Grathel Motau’s appointment by the Board as a director of the Company must be confirmed at this annual general meeting of the Company by a new election. (See Grathel Motau’s resumé under ordinary resolution number 1).

Ordinary Resolutions Number 3 to 7:
Re-election of directors
In accordance with the Company’s memorandum of incorporation, one third of directors are required to retire at each annual general meeting and may offer themselves for re-election.
The following directors are eligible and available for re-election:

•	André Wilkens

•	Vishnu Pillay

•	Karabo Nondumo

•	Simo Lushaba

•	Ken Dicks
See their resumés included in this notice.

Ordinary Resolutions Number 8 to 12:
Re-election and election of audit and risk committee
In terms of section 94(2) of the Act, a public company must, at each annual general meeting, elect an audit committee comprising at least 3 (three) members who are directors and who meet the criteria of section 94(4) of the Act. Regulation 42 to the Act specifies that one third of the members of the audit committee must have appropriate academic qualifications or experience in the areas as listed in the regulation.
The Board is satisfied that the proposed members of the audit and risk committee meet all relevant requirements.

Ordinary Resolution Number 13:
Re-appointment of external auditors
PricewaterhouseCoopers Incorporated has indicated its willingness to continue in office and ordinary resolution 13 proposes the reappointment of that firm as the Company’s auditors. Section 90(3) of the Act requires the designated audit partner to meet the criteria as set out in section 90(2) of the Act.
The Board is satisfied that both PricewaterhouseCoopers Incorporated and the designated audit partner meet all relevant requirements.

Ordinary Resolution Number 14:
Remuneration policy
King IV recommends that the remuneration policy of the Company be submitted to shareholders for consideration and for an advisory, non- binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the remuneration policy.

Ordinary Resolution Number 15:
Approval of Implementation report
King IV recommends that the implementation report of the Company be submitted to shareholders for consideration and for an advisory, non- binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the implementation of the remuneration policy.

Ordinary Resolution Number 16:
General authority to issue shares for cash
Ordinary resolution number 16 seeks to give the directors authority to issue the Company’s listed securities for cash as permitted by the Act, the Company’s memorandum of incorporation and the JSE Listings Requirements.
The Board confirms that there is no specific intention to use this authority as at the date of this notice of annual general meeting, but considers it advantageous to have the flexibility to take advantage of any business opportunity that may arise in future.

Special resolution 1:
Approval of financial assistance
In terms of section 45 of the Act, the Company may provide loans and other financial assistance to subsidiaries and other related companies, corporations and/or juristic persons in its group. Shareholders are required to pass special resolution number 1 in order to approve the Company’s provision of such financial assistance to them, subject to the board meeting the solvency and liquidity test and subject further to the financial assistance falling within the category of assistance mentioned in sub-paragraph (c) of special resolution number 1 above.

Special Resolution Number 2:
Pre-approval of non-executive directors’ remuneration
In terms of section 66(8) read with section 66(9) of the Act, companies may pay remuneration to directors for their services as directors unless otherwise provided by the memorandum of incorporation and on approval of shareholders by way of a special resolution. Executive directors are not specifically remunerated for their services as directors but as employees of the Company and, as such, the resolution, as included in this notice, requests approval only for the remuneration paid to non-executive directors for their service as directors of the Company. The proposed fees are recommended for approval for a period of 2 (two) years from the date of this annual general meeting or until such time as the non- executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first.

GENERAL
Shareholders and proxies attending the annual general meeting are reminded that section 63(1) of the Act requires that reasonably satisfactory identification be presented for such shareholder or proxy to be allowed to attend or participate in the meeting.

FORM OF PROXY

To be completed by certificated shareholders and dematerialised shareholders with ‘own name’ registration only	HARMONY GOLD MINING COMPANY LIMITED Incorporated in the Republic of South Africa Registration number: 1950/038232/06 (Harmony or Company) JSE share code: HAR NYSE share code: HMY ISIN code: ZAE 000015228
For completion by registered members of Harmony who are unable to attend the annual general meeting of the Company to be held at the Hilton Hotel (see map on page 50) on Friday, 22 November 2019 at 11:00pm (SA time) or at any adjournment thereof.

I/We (please print names in full)
of (address)
being the holder/s of	shares in the Company, do hereby appoint:
1	or, failing him/her
2	or, failing him/her
The chairman of the annual general meeting, as my/our proxy to attend, speak and, on a poll or ballot, vote on my/our behalf at this annual general meeting of members or at any adjournment, and to vote or abstain from voting as follows on the ordinary and special resolutions to be proposed at such meeting:

ORDINARY RESOLUTIONS	FOR	AGAINST	ABSTAIN
Ordinary Resolution Number 1: To appoint Given Sibiya as a director
Ordinary Resolution Number 2: To appoint Grathel Motau as a director
Ordinary Resolution Number 3: To re-elect André Wilkens as a director
Ordinary Resolution Number 4: To re-elect Vishnu Pillay as a director
Ordinary Resolution Number 5: To re-elect Karabo Nondumo as a director
Ordinary Resolution Number 6: To re-elect Dr Simo Lushaba as a director
Ordinary Resolution Number 7: To re-elect Ken Dicks as a director
Ordinary Resolution Number 8: To re-elect Fikile De Buck as a member of the audit and risk committee
Ordinary Resolution Number 9: To re-elect Karabo Nondumo as a member of the audit and risk committee
Ordinary Resolution Number 10: To re-elect Dr Simo Lushaba as a member of the audit and risk committee
Ordinary Resolution Number 11: To re-elect John Wetton as a member of the audit and risk committee
Ordinary Resolution Number 12: To elect Given Sibiya as a member of the audit and risk committee
Ordinary Resolution Number 13: To reappoint the external auditors
Ordinary Resolution Number 14: To approve the remuneration policy
Ordinary Resolution Number 15: To approve the implementation report
Ordinary Resolution Number 16: To give authority to issue shares for cash
SPECIAL RESOLUTIONS
Special Resolution Number 1: To approve financial assistance
Special Resolution Number 2: To pre-approve non-executive directors’ remuneration

Please indicate with an ‘X’ in the appropriate spaces above how you wish your vote to be cast. If no indication is given, the proxy may vote or abstain as he/she sees fit.

Signed at	this	day of	2019
Signature
Assisted by me, where applicable (name and signature)
Completed forms of proxy must be dated and signed by the shareholder appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, fax number: +27 86 674 2450, email: meetfax@linkmarketservices.co.za) by no later than 12:30 (SA time) on Wednesday, 20 November 2019.
Please read the notes and instructions on the reverse side.

NOTES TO FORM OF PROXY

1.	A form of proxy is only to be completed by those ordinary shareholders who are:

•	registered holders of ordinary shares in certificated form; or

•	holders of dematerialised shares of the Company in their own name.

2.
If you have already dematerialised your ordinary shares through a central securities depository participant (CSDP) or broker and wish to attend the annual general meeting, you must request your CSDP or broker to provide you with a letter of representation or instruct your CSDP or broker to vote by proxy on your behalf in terms of the agreement entered into between yourself and your CSDP or broker.

3.
A member may insert the name of a proxy or the names of two alternative proxies of the member’s choice in the space provided. The person whose name stands first on the form of proxy and who is present at the annual general meeting of shareholders will be entitled to act to the exclusion of those whose names follow.

4.
On a show of hands, a member of the Company present in person or by proxy will have one (1) vote irrespective of the number of shares he/she holds or represents, provided that a proxy will, irrespective of the number of members he/she represents, have only one (1) vote. On a poll, a member who is present or represented by proxy will be entitled to that proportion of the total votes in the Company which the aggregate amount of the nominal value of the shares held by him/her bears to the aggregate amount of the nominal value of all the shares issued by the Company.

5.
A member’s instructions to the proxy must be indicated by inserting the relevant numbers of votes exercisable by the member in the appropriate box. Failure to comply will be deemed to authorise the proxy to vote or to abstain from voting at the annual general meeting as he/she deems fit in respect of all the member’s votes exercisable. A member or the proxy is not obliged to use all the votes exercisable by the member or by the proxy, but the total of votes cast and in respect of which abstention is recorded may not exceed the total of votes exercisable by the member or by the proxy.

6.
Forms of proxy (enclosed) must be dated and signed by the shareholder appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the transfer secretaries, Link Market Services South Africa Proprietary Limited, 13th Floor, Rennie House, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, fax number: +27 86 674 2450, email: meetfax@linkmarketservices.co.za) by no later than 12:30 (SA time) on Wednesday, 20 November 2019.

7.
Completing and lodging this form of proxy will not preclude the relevant member from attending the annual general meeting and speaking and voting in person to the exclusion of any proxy appointed in terms hereof.

8.
Documentary evidence establishing the authority of a person signing this form of proxy in a representative capacity or other legal capacity must be attached to this form of proxy, unless previously recorded by the transfer secretaries or waived by the chairman of the annual general meeting.

9.	The completion of blank spaces overleaf need not be initialled. Any alteration or correction made to this form of proxy must be initialled by the signatory/ies.

10.	Despite the aforegoing, the chairman of the annual general meeting may waive any formalities that would otherwise be a prerequisite for a valid proxy.

11.
If any shares are jointly held, all joint members must sign this form of proxy. If more than one of those members is present at the annual general meeting either in person or by proxy, the person whose name appears first in the register will be entitled to vote.